Exhibit 5.1

02 | 02 | 2015

Omeros Corporation

The Omeros Building

201 Elliott Avenue West

Seattle, Washington 98119

RE:	Underwritten Stock and Pre-Funded Warrant Offering

Ladies and Gentlemen:

I am Associate General Counsel, Corporate Finance and Governance and Assistant Secretary of Omeros Corporation, a Washington corporation (“Omeros”), and have acted as counsel to Omeros in connection with the registration by Omeros under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of (i) up to 3,444,831 shares (the “Shares”) of common stock of Omeros, par value $0.01 per share (the “Common Stock”), which includes up to 449,325 shares of Common Stock issuable upon the underwriters’ exercise of an overallotment option pursuant to the Underwriting Agreement, dated as of January 28, 2015 (the “Underwriting Agreement”), by and between Omeros and Cowen and Company, LLC as representative of the several underwriters named therein (the “Underwriters”), (ii) pre-funded warrants (the “Warrants”) to purchase an aggregate of up to 749,250 shares of Common Stock and (iii) up to 749,250 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Shares and the Warrants, the “Securities”), in each case pursuant to the registration statement on Form S-3 (File No. 333-201581) filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2015 (such registration statement, as amended to the date hereof, is herein referred to as the “Registration Statement”).

In connection with rendering this opinion, I have reviewed:

(i) the Underwriting Agreement;

(ii) the Registration Statement;

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(iii) the Warrants;

(iv) the preliminary prospectus, consisting of the prospectus, dated January 16, 2015 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated January 28, 2015, with respect to the offer and sale of the Securities, filed with the Commission on January 28, 2015, pursuant to Rule 424(b) under the Securities Act; and

(v) the final prospectus, consisting of the Base Prospectus, as supplemented by a final prospectus supplement, dated January 28, 2015, with respect to the offer and sale of the Securities, filed with the Commission on January 30, 2015, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”).

I have reviewed such corporate records, certificates and other documents and such questions of law as I have considered necessary and relevant for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

In rendering this opinion, I have relied as to certain matters on information obtained from public officials, officers of Omeros and other sources I believe to be responsible.

Based upon the foregoing, it is my opinion that:

(i) Omeros has been duly incorporated and is validly existing as a corporation under the laws of the State of Washington and has the corporate power and authority to execute and deliver the Underwriting Agreement and to issue, sell and deliver the Warrants to the Underwriters as provided therein.

(ii) The Shares have been duly authorized and, when issued and sold in the manner referred to in the Underwriting Agreement and upon receipt by Omeros in full

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of payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(iii) The Warrant Shares, when issued upon such exercise in accordance with the terms of the Warrants and the Underwriting Agreement and receipt by Omeros in full of payment therefor in accordance with the Underwriting Agreement and the Warrants, will be validly issued, fully paid and non-assessable.

(iv) Omeros has duly authorized the Warrants.

I am a member of the bar of the State of Washington. I do not express any opinion herein on any laws other than the Washington Business Corporation Act, applicable provisions of the Washington State Constitution and reported judicial decisions interpreting these laws.

I hereby consent that Covington & Burling LLP may rely upon this opinion as if it were addressed to them.

I hereby consent to the filing of this opinion as Exhibit 5.1 to Omeros’ Current Report on Form 8-K, filed on or about February 2, 2015, relating to the offering of the Securities. I also hereby consent to the reference to my name under the heading “Legal Matters” in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mark A. Metcalf
Mark A. Metcalf Associate General Counsel, Corporate Finance and Governance and Assistant Secretary